Exhibit 19.1

sera prognostics, Inc.

INSIDER TRADING POLICY

Last updated: November 15, 2024

TABLE OF CONTENTS

I.	The Need for an Insider Trading Policy	2
II.	What is Material Non-Public Information?	3
III.	The Consequences of Insider Trading	4
IV.	Our Policy	4
V.	Individual Responsibility	9
VI.	Additional Prohibited Transactions	10
VII.	Post-Termination Transactions	11
VIII.	Company Assistance	11
IX.	Certifications	11

Sera Prognostics, Inc. (the “Company”) has adopted the following policy regarding trading by Company personnel in the Company’s securities (the “Insider Trading Policy,” or this “Policy”). This Policy applies to all Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries. This Policy also applies to certain family members, other members of a person’s household and entities controlled by Company personnel, as described in Section IV below. All such persons are collectively referred to as “Covered Persons” herein.

Covered Persons are responsible for compliance with this Policy, including the particular obligations outlined in Section IV below. As detailed below, certain Covered Persons, including directors, senior management and other designated employees (as described below) have additional duties hereunder. The specific duties of the “Policy Administrator” (defined below) under this Policy are also explained below.

I. The Need for an Insider Trading Policy

This Policy has been developed:

• to educate all Covered Persons as to the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”) on insider trading in public company securities;

• to set forth requirements that apply to Covered Persons who seek to trade in the Company’s securities;

• to protect the Company and its personnel from legal liability; and

• to preserve the reputation of the Company and its personnel for integrity and ethical conduct.

Because the Company is a public company, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the SEC. These laws and regulations make it illegal for an individual to buy or sell securities of the Company while aware of material non-public information. The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who trade while in possession of material non-public information but also to their “tippers,” people who leak material non-public information to individuals who then trade based on that information.1 The Company and “controlling persons” of the Company may also be liable for violations by Company personnel.

1 In order to incur liability for “tipping,” the tipper must (1) know or have reason to know that the information may be used in order to trade, and (2) derive some benefit from providing the information to the tippee. In order to incur liability for trading on a tip, the tippee must know or have reason to know that the information was provided in violation of a duty of trust or confidence. See, e.g., SEC v. Musella, 678 F. Supp. 1060, 1063 (S.D.N.Y. 1988).

II. What is Material Non-Public Information?

Definition.

Material non-public information is any information (positive or negative) that:

• is not generally known to the public, and

• which, if publicly known, would likely affect either the market price of the Company’s securities or a person’s decision to buy, sell or hold the Company’s securities.

Examples. Common examples of information that will frequently be regarded as material include, but are not limited to:

 quarterly or annual financial results;

 clinical trial results or other meaningful clinical/scientific data or the status of developments in any of the Company’s clinical trials or development programs;

 projections of future financial results;

 news of a pending or proposed merger, acquisition or tender offer;

 news of a pending or proposed acquisition or disposition of a significant asset;

 news of a pending or proposed collaboration, partnership or joint venture;

 the status of any capital raising efforts, including the contemplated public or private sale of additional securities of the Company;

 a company restructuring;

 significant transactions with officers, directors or greater than 5% shareholders;

 the declaration of a stock split or the offering of additional securities;

 establishment of a program to repurchase securities of the Company;

 a change in control or significant changes in management of the Company;

 changes in or dispute with the Company’s auditors, or a notification that the auditor’s reports may no longer be relied upon;

 pending or threatened significant litigation, or the resolution of such litigation;

 a default on outstanding debt or impending bankruptcy or financial liquidity problems;

 the gain or loss of a significant contract, license, registration or collaboration;

 the entry into, amendment or termination of a material contract (disclosable in SEC filings); or

 other items that require the filing of a Current Report on Form 8-K with the SEC.

Twenty-Twenty Hindsight. In determining whether information is material, the SEC and other regulators will view the information after-the-fact with the benefit of hindsight. As a result, in determining whether any information is material, we will and any Covered Person considering a trade in Company securities should carefully consider whether regulators and others might view the information as being material in hindsight, with the benefit of all relevant information that later becomes available. For example, if there is a significant change in the Company’s stock price following release of certain information, that information will likely be determined to have been material when viewed with the benefit of hindsight.

In addition to addressing the relevant statutes and regulations in this area, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company and certain related persons, not just members of senior management.

III. The Consequences of Insider Trading

The consequences of insider trading violations can be severe, and can include the following (subject to changes in the law):

For individuals who trade while in possession of material non-public information (or tip information to others):

• a civil penalty of up to three times the profit gained or loss avoided;

• a criminal fine (no matter how small the profit) of up to $5 million; and

• a jail term of up to 20 years.

These penalties can apply even if the individual is not a member of the Board of Directors or an officer of the Company. Moreover, if an employee violates this Policy, he or she may also be subject to Company-imposed sanctions, including termination for cause.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

• a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

• a criminal penalty of up to $25 million.

Any of the above consequences, including an SEC investigation that does not result in prosecution, can tarnish the Company’s or an individual’s reputation and irreparably damage a career.

IV. Our Policy

General Prohibition on Trading. Company personnel and Related Persons (as defined below in this Section IV) may not buy or sell securities of the Company while in possession of material non-public information or engage in any other action to take advantage of, or pass on to others, that information, subject to the specific exceptions noted below in this Section IV under the caption “Exceptions for Certain Transactions.”

Transactions by Family Members, Others in Your Household and Entities You Control. The restrictions in this Policy also apply to (1) immediate family members who reside with you, (2) others living in your household (whether or not related to you), (3) family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in the Company’s securities) and (4) any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (each person or entity identified in clauses (1) – (4), a “Related Person”). SEC regulations specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; and that any trading in the Company’s securities by such family members while they are aware of such information may, therefore, violate insider trading laws and regulations. Company personnel are expected to be responsible for informing all Related Persons of these obligations and for the compliance of all Related Persons with this Policy, including, without limitation, compliance with the black-out period, the pre-clearance procedures for transactions in the Company’s securities, as applicable, and all other restrictions in this Policy. Company personnel may be subject to the same penalties for failing to do so, including termination for cause. Furthermore, you should not participate in any investment club (i.e., groups of people who pool their money to make investments) that may invest in the Company’s securities.

Other Companies’ Non-public Information. This Policy also applies with equal force to information relating to any other company, including our collaborators, obtained by Company personnel during the course of their service to or employment by the Company. For example, no Company personnel who, in the course of work on behalf of the Company, learns of material non-public information about a company with which the Company does business or that is involved in a potential transaction or business relationship with the Company may trade in the other company’s securities until the information becomes public or is no longer material.

Personal or Independent Reasons Are Not Exceptions. Transactions in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Policy Administrator. This Policy shall be administered by the “Policy Administrator,” who shall initially be Benjamin G. Jackson, General Counsel, and if such person is not available, then Austin Aerts, Chief Financial Officer, shall serve as the alternate Policy Administrator. The Policy Administrator may, however, change from time to time; to confirm the name of the then-current Policy Administrator, please contact the General Counsel.

When Information Becomes Public. This Policy applies to material non-public information about the Company, which means that trading is permitted once the information becomes known to the public (unless some other Company policy or legal obligation restricts trading at that time); provided that the trading window is otherwise open, and the Policy Administrator has notified previously-blocked Company personnel that trading is permitted. Because the

Company’s shareholders and the investing public should be afforded time to receive and absorb information, as a general rule you should not engage in any transactions until the beginning of the second business day after the day on which the material information has been released. Thus, if an announcement is made at any time on a Monday (e.g., before or after the market opens), Wednesday generally would be the first day on which you may trade. If an announcement is made at any time on a Friday, Tuesday generally would be the first day on which you may trade. However, if the information released is complex, such as a major financing or other significant transaction, it may be necessary to allow additional time for the information to be absorbed by the investing public. In such circumstances, you will be notified by the Policy Administrator regarding a suitable waiting period before trading. In addition, we have established specified black-out periods, as described below.

Prohibited Trading Periods. While it is never permissible to trade based on material non-public information, we are implementing the following procedures to help prevent inadvertent violations of this Policy and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a trade while unaware of a pending major development).

All Company personnel and Related Persons are prohibited from trading in any of the Company’s securities during the following periods:

• the periods from 15 days prior to the close of each fiscal quarter until the beginning of the second business day after the release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end;

• from the time each such individual becomes aware of the material information (the black-out start times often vary), until the beginning of the second business day after the day the Company has made a public announcement of material information, including earnings releases, unless the information released is complex, in which case it may be necessary to extend this period and the Company will notify you by e-mail of any such extension of the black-out period;

• during other specified periods when significant developments or announcements are anticipated, as notified by the Policy Administrator; and

• any other periods as determined by the Company.

The Company will notify you by e-mail when you and your Related Persons may not trade (or request pre-clearance to trade) in the Company’s securities during periods when significant developments or announcements are anticipated. The Company will also notify you when such trading restrictions are lifted. Of course, even during periods when trading is permitted, no one, including persons or entities who do not fall within the definition of Related Persons, should trade in the Company’s securities if he or she possesses material non-public information.

The following members of management constitute the “Senior Management” of the Company: all Executive (Section 16) Officers, as listed on Exhibit A hereto, which list shall be amended from time to time to reflect the then-current group of such individuals.

The following individuals constitute the “Financial Team Members” of the Company: all members of the Company’s financial team, as listed on Exhibit B hereto, which list shall be amended from time to time to reflect the then-current group of such individuals.

The following individuals constitute other “Designated Employees” of the Company: additional members of Company personnel, as listed on Exhibit C hereto, which list shall be amended from time to time to reflect the then-current group of such individuals.

Exceptions for Certain Transactions.

(1) Gifts. Bona fide gifts are not transactions that are subject to this Policy, unless the person making the gift (the donor) has reason to believe that the recipient of the gift intends to sell the Company’s securities while the donor is in possession of material non-public information. Note that even bona fide gifts that are not subject to restrictions under this Policy may still be subject to Section 16 and require the filing of a Form 4 (e.g., gifts by Section 16 officers and Board members).

(2) Mutual Funds and Exchange Traded Funds. Transactions in mutual funds and exchange traded funds that are invested in the Company’s securities are not transactions subject to this Policy.

(3) Transactions Involving Company Equity Plans. Except as otherwise noted below, this Policy does not apply to the following transactions:

• Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock for the purpose of generating the cash needed to pay the exercise price and or taxes upon the exercise of an option.

• Restricted Stock Awards and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. This Policy does apply, however, to any market sale of restricted stock or shares received upon vesting of restricted stock units.

• Employee Stock Purchase Plan. This Policy will not apply to purchases of the Company’s securities under an employee stock purchase plan. This Policy does apply, however, to subsequent sales or other transfers of such securities.

• Other Transactions with the Company. Any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company are not subject to this Policy.

(4) Rule 10b5-1 Trading Plans. Notwithstanding the restrictions and prohibitions on trading in the Company’s securities set forth in this Policy, members of the Company’s Board of Directors, Senior Management, Financial Team Members, and Designated Employees are permitted to effect transactions in the Company’s securities pursuant to approved trading plans established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Trading Plans”), provided that the Trading Plan is established while the person is not in possession of material non-public information, and that the Trading Plan is not entered into during any applicable Company-imposed black-out period. The use of any such Trading Plan by the Company’s Board of Directors, Senior Management, Financial Team Members and Designated Employees, Restricted Employees and each of their Related Persons must comply with the Company’s Rule 10b5-1 Trading Plan Policy, set forth on Addendum A hereto.

Pre-Clearance of All Acquisitions, Sales and Other Transfers by Certain Company Personnel and their Related Persons. In order to ensure compliance with this Policy and with any Section 16 reporting requirements, all transactions in the Company’s securities (including acquisitions, sales, gifts and other transfers, whether or not for value), including the execution of Trading Plans (as defined above), (a) by members of the Company’s Board of Directors, Senior Management, Financial Team Members, Designated Employees and each of their Related Persons, and (b) by any Company personnel outside the Company’s designated broker relationship ((a) and (b) collectively referred to herein as “Pre-Clearance Trades”), must be pre-cleared by the Policy Administrator. If you are contemplating a Pre-Clearance Trade, you must contact the Policy Administrator or other designated individual prior to executing the transaction. The Policy Administrator will use his or her reasonable best efforts to provide approval or disapproval within two business days. You must wait until receiving pre-clearance before you or your Related Persons execute the Pre-Clearance Trade. Neither the Company nor the Policy Administrator shall be liable for any delays that may occur due to the pre-clearance process. If the Pre-Clearance Trade is pre-cleared by the Policy Administrator, it must be executed by the end of the tenth business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a Pre-Clearance Trade, if you or any Related Person become aware of material non-public information about the Company after receiving the pre-clearance but prior to the execution of the transaction, you may not execute the Pre-Clearance Trade. The responsibility for determining whether you are in possession of material non-public information rests with you, as discussed below in Section V. If you are a Section 16 reporting person, promptly following execution of any transaction in the Company’s stock, but in no event later than the end of the first business day after the execution of the transaction, you must notify the Policy Administrator and provide details regarding the transaction sufficient to complete the required Section 16 filing.

Employees of the Company who are not Directors, members of Senior Management, Financial Team Members or Designated Employees, and who transact in the Company’s stock within the Company’s designated broker relationship, may, but are not required to, pre-clear transactions in the Company’s securities in the same manner as set forth above. Such employees are not required to notify the Policy Administrator following execution of the transaction.

The Policy Administrator may, from time to time, amend the list of and/or designate other employees as Senior Management, Financial Team Members or Designated Employees, in which case the Policy Administrator shall notify the affected individuals. While advance approval from the Board or Audit Committee is not required, the Policy Administrator shall give notice to the Audit Committee promptly after any such amendment to such list and at the next regular meeting of the Audit Committee.

Please note that pre-clearance does not provide Company personnel or Related Person with immunity from investigation or suit as it is the responsibility of the individual to comply with the federal securities regulations.

V. Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Related Person, whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You may be subject to legal penalties and disciplinary action by law enforcement officials and/or the Company for any conduct prohibited by this Policy or applicable securities laws, as described in Section III above.

Tipping Information to Others. Company personnel must not disclose non-public information about the Company to others outside the Company who do not have an obligation to maintain the confidentiality of such information. If the outsider trades on such information, penalties for insider trading may apply in these situations whether or not you derive any monetary benefit from the other person’s trading activities. Material non-public information is sometimes inadvertently disclosed or overheard in casual, social conversations. Please take care to avoid such disclosures.

Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrator and/or report the matter using the Company’s anonymous whistleblower reporting procedures. You should also take steps, where appropriate, to prevent persons under your supervision and/or control from using material non-public information for trading purposes. Moreover, Company-imposed sanctions, including termination for cause, could result if an employee fails to comply with this Policy.

Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities. Company personnel must closely safeguard material non-public information even within the Company, and only share it with colleagues on a need-to-know basis. Company personnel should not discuss internal Company matters or developments (whether or not you think such information is material) with anyone outside of the Company (including, but not limited to, family, friends, business associates, investors and expert consulting firms), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community and also includes posting material non-public information on any social media outlets such as Facebook, Twitter, etc. It is important that all such communications on behalf of the Company be made only through an authorized officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the General Counsel. Please review the Company’s separate Regulation FD Policy, which governs all public communications with people outside the Company.

VI. Additional Prohibited Transactions

Because we believe it is generally improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is our policy that Company personnel and Related Persons not engage in any of the following activities, except in each case in limited circumstances with prior approval of the Policy Administrator:

• trading in the Company’s securities on a short-term basis. Any shares of Company common stock purchased in the open market must be held for a minimum of six months and ideally longer (exercise-and-sale of Company-issued stock options are exempted from this prohibition);

• purchasing of financial instruments (including prepaid variable forward contracts, equity swaps, puts, calls, straddles, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities and entering into other transactions with the same economic effect, including short sales;

• borrowing or other arrangements involving the pledge of Company securities as collateral for a loan or holding such securities in a margin account;

• selling a security future that establishes a position that increases in value as the value of the underlying equity security decreases; and

• transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company).

VII. Post-Termination Transactions

This Policy will no longer apply to any individual after that individual’s termination of service to the Company. However, if an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material. It is prudent for the individual, if he or she is subject to a black-out period upon termination of service, to refrain from trading until those restrictions no longer apply to Company personnel.

VIII. Company Assistance

Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Policy Administrator. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, please use your best judgment when considering a transaction in the Company’s securities.

IX. Certifications

As a condition to employment, all employees will be required to certify their understanding of and intent to comply with this Policy. Members of the Board of Directors, Senior Management and other personnel may be required to certify compliance on an annual basis.

Certification Under Insider Trading Policy

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy, a copy of which was distributed with this Certification.

Date: __________________________ Signature __________________________

Name: __________________________

(Please Print)

Title: __________________________

ADDENDUM A

RULE 10b5-1 TRADING PLAN POLICY

This Rule 10b5-1 Trading Plan Policy applies to members of the Company’s Board of Directors, Senior Management, Financial Team Members, and Designated Employees who use or seek to use a Trading Plan (“Participants”). Capitalized terms used herein and not otherwise defined are defined as set forth in the Insider Trading Policy.

1. Plan Establishment

A. No 10b5-1 Plan may become effective (that is, no transaction may occur) until the Participant has (i) delivered a complete copy of the 10b5-1 Plan to the Policy Administrator, (ii) certified that such Participant is not aware of any material nonpublic information about the Company and that such Participant is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (iii) received the written acknowledgment by the Company to enter into the 10b5-1 Plan. Additionally, Participants entering into a 10b5-1 Plan must act in good faith with respect to that 10b5-1 Plan during its term. Disclosure regarding a 10b5-1 Plan’s adoption may, at the Company’s discretion, be made through a press release or Current Report on Form 8-K.

B. Each 10b5-1 Plan must be a written plan or binding agreement entered into with a national brokerage firm or other financial professional reasonably acceptable to the Company. 10b5-1 Plans must use a Company-approved template.

C. The 10b5-1 Plan may only be adopted during the generally applicable quarterly open trading window described in the Company’s insider trading policy and at a time when the 10b5-1 Plan Participant does not otherwise possess material, non-public information concerning the Company.

D. Purchases or sales pursuant to a 10b5-1 Plan may not occur until expiration of a cooling-off period that ends no earlier than thirty (30) days after adoption of the 10b5-1 Plan, and if the Participant is a director or officer (as defined in Rule 16a-1(f) of the Act), no earlier than the later of (i) ninety (90) days after adoption of the 10b5-1 Plan or (ii) two business days following the disclosure of the Company’s financial results in Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was established; provided that the required cooling-off period for directors and officers is subject to a maximum of one hundred twenty (120) days after adoption of the 10b5-1 Plan (in each case, the “Cooling Off Period”).

E. A Participant may have only one 10b5-1 Plan with respect to the Company’s securities in operation at any time, except as follows:

(i) Participants may have one additional 10b5-1 Plan under which trading is not authorized to begin until after all trades under the first 10b5-1 Plan are completed or expired without execution, provided, however, that if the first trade under the later-commencing 10b5-1 Plan is scheduled during the Effective Cooling-Off

Period (as defined below), the later-commencing 10b5-1 Plan may not rely upon this exception. The “Effective Cooling-Off Period” means the cooling-off period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later-commencing 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing 10b5-1 Plan; and

(ii) Participants may enter into a 10b5-1 Plan providing for sell-to-cover transactions that sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award. This exception does not apply to sales made to cover taxes in connection with the exercise of stock option awards.

F. A Participant may purchase or sell securities pursuant to a 10b5-1 Plan designed to cover a single trade only one time during any consecutive twelve (12) month period.

2. Plan Amendments

A. Any 10b5-1 Plan amendment, modification or change to the amount, price, or timing of the purchase or sale of securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of Company securities) under the 10b5-1 Plan is deemed to be a termination of such 10b5-1 Plan and the adoption of a new 10b5-1 Plan, and must comply with all requirements of this Policy applicable to the adoption of a new 10b5-1 Plan.

3. Plan Termination

A. Early termination of 10b5-1 Plans should occur only in unusual circumstances, and the effectiveness of a 10b5-1 Plan termination will be subject to the prior review and approval of the Company. If a 10b5-1 Plan is terminated, disclosure regarding such termination may, at the Company’s discretion, be made through a press release or Current Report on Form 8-K. Furthermore, in the event a Participant terminates a Trading Plan, the Company may require that the Participant be subject to the required Cooling-Off Period before engaging in any new transactions in Company securities or adopting a new 10b5-1 Plan.

4. Miscellaneous

A. Consistent with Section VI of the Company’s Insider Trading Policy, which prohibits transactions that are designed to hedge or offset any decrease in the market value of the Company’s equity securities, at the time of entering into the 10b5-1 Plan, the Participant may not be, and during the term of the 10b5-1 Plan may not become, a party to a corresponding or hedging transaction involving Company securities.

B. The Company has the right at any time to require additional and/or different requirements in connection with the modification or termination of a 10b5-1 Plan in order to protect the Participant and the Company from potential liability. The Company may suspend 10b5-1 Plans immediately upon notice to the 10b5-1 Plan Participant for any reason, including but not limited to as underwritten public offerings, private placement transactions or other material events of the Company.

C. In accordance with SEC rules and regulations, the Company will disclose in Form 10-Qs and Form 10-Ks whether, during the Company’s last fiscal quarter, any director or officer adopted or terminated (a) a 10b5-1 Plan for the purchase or sale of Company securities that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) or (b) a non-Rule 10b5-1 trading arrangement. In such disclosure, the Company will provide a description of the material terms of such trading arrangement, including the name and title of the director or officer, the date of adoption or termination of the trading arrangement, the duration of the trading arrangement, and the aggregate number of Company securities to be sold or purchased under the trading arrangement.

D. The 10b5-1 Plan Participant will be solely responsible for determining the 10b5-1 Plan’s compliance with Rule 10b5-1 and other applicable laws and regulations. Acknowledgement of a 10b5-1 Plan by the Company should not be characterized or understood to signify consent, approval or a legal opinion as to the 10b5-1 Plan’s compliance with Rule 10b5-1 or other applicable laws and regulations.

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